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FORM 4                                              OMB APPROVAL
                                                    ----------------------------
                                                          OMB NUMBER:  3235-0104
                                                     Expires:  December 31, 2001
                                                        Estimated average burden
                                                          Hours per response 0.5
                                                    ----------------------------


                     UNITED STATES SECURITY AND EXCHANGE COMMISSION
                              Washington, DC 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject to
    Section 16.  Form 4 or Form 5
    obligation may continue.
    See Instruction 1(b)
(Print or Type Response)

________________________________________________________________________________
1.   Name and Address of Reporting Person*

    Warrell, Jr.                    Raymond                P.
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   (Last)                           (First)             (Middle)

    c/o Genta Incorporated, Two Connell Drive
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                                    (Street)

    Berkeley Heights                   NJ                   07922
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   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     Genta Incorporated (Nasdaq: GNTA)


________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year

     January 2002

________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

     Chief Executive Officer
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable line)

     [X]  Form filed by One Reporting Person
     [_]  Form filed by More than One Reporting Person
________________________________________________________________________________


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           Table I -- Non Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                      2.            3.           Disposed of (D)                 Securities     From:     7.
                                      Transaction   Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      Date          Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    -----------   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     month/day/    ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            year)          Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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

Common Stock, par value $.001                                                                    20,800(1)        I         (2)
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Common Stock, par value $.001                                                                    10,000           I         (3)
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*        If the Form is filed by more than one reporting person, see Instruction
         5(b)(v).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED
  IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY
                            VALID OMB CONTROL NUMBER.
                                 SEC1474 (3-99)

FORM 4
(Continued)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                                    10.
                                                                                                                    Owner-
                                                                                                         9.         ship
                                                                                                         Number     Form
                  2.                                                                                     of         of
                  Conver-                    5.                              7.                          Deriv-     Deriv-   11.
                  sion                       Number of                       Title and Amount            Secur-     ative    Nature
                  or                         Derivative    6.                of Underlying      8.       ative      Secur-   of
                  Exer-             4.       Securities    Date              Securities         Price    Bene-      ity:     In-
                  cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)   of       ficially   Direct   direct
                  Price    Trans-   action   or Disposed   Expiration Date   ----------------   Deriv-   Owned      (D) or   Bene-
1.                of       action   Code     of(D)         (Month/Day/Year)            Amount   ative    at End     In-      ficial
Title of          Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or       Secur-   of         direct   Owner-
Derivative        ative    (Month/  8)       4 and 5)      Date     Expira-            Number   ity      Month      (I)      ship
Security          Secur-   Day/     ------   ------------  Exer-    tion               of       (Instr.  (Instr.    (Instr.  (Instr.
(Instr. 3)        ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares   5)       4)         4)       4)
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
                                                                             Common    300,000           5,363,262  D
                                                                             Stock,
Options to                                                                   par
acquire Common                                                               value
Stock(4)          $13.70   1/25/02  A                      1/25/03  1/25/12  $.001
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
Explanation of Responses

(1) Does not include 1,000 shares held by the Reporting Person's spouse's individual retirement account.

(2)      Held by the Reporting Person's individual retirement account.

(3) Shares issued to Relgen LLC, a privately held corporation, of which the Reporting Person is the majority stockholder.

(4) These options were approved by the Board of Directors on January 25, 2002 for milestones achieved in the year 2001, and vest equally over the next four (4) years.

/s/ Raymond P. Warrell, Jr.                              February 8, 2002
--------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.


POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.